EXHIBIT 16.1

April 11, 2017

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have read the statements under item 4.01 in the Form 8-K dated April 6, 2017, of Cadus Corporation (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm.

Sincerely,

/s/ Baker Tilly Virchow Krause LLP

Minneapolis, Minnesota